Exhibit 99.1

Babcock & Wilcox Announces Second Quarter 2015 Results

- Consolidated Revenues up 33.6%

- GAAP EPS of $0.08, Adjusted EPS of $0.27

- Affirms 2015 Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--August 4, 2015--Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today second quarter 2015 revenues of $437.5 million, an increase of $110.1 million, or 33.6%, from the second quarter of 2014. GAAP earnings per share from continuing operations for the second quarter of 2015 were $0.08 compared to $0.03 in the second quarter of 2014. Adjusted earnings per share, which excludes the impact of impairment, restructuring and spin-related costs for the quarter, were $0.27 for the three months ended June 30, 2015 compared to $0.14 in the prior year period.

“As we begin operations as a stand-alone company, B&W continues to deliver on our strategy and build a solid track record of performance,” said Mr. E. James Ferland, Chairman and Chief Executive Officer. “We are pleased that all three business segments ended the quarter at or above target with a significant increase in revenues in Global Power driven by the new international project awards in line with our growth strategy.”

In addition the Board has authorized a share repurchase program of up to $100 million over the next two years. “The new program will allow opportunistic share repurchases as part of our broader capital allocation strategy,” continued Mr. Ferland.

Results of Operations

Consolidated revenues for the second quarter of 2015 were $437.5 million, an increase of 33.6%, compared to $327.4 million for the second quarter of 2014. The Global Power segment had the largest increase with revenues of $157.4 million in the quarter, which was a 43.5% increase over the $109.7 million in revenues in the prior year period driven by an increase in new build steam projects. Revenues in the Global Services segment were $236.7 million in the three months ending June 30, 2015, versus $214.1 million in the corresponding period in 2014, an increase of $22.6 million primarily related to increased activity in service projects and construction. The Industrial Environmental segment contributed $43.4 million in revenue this period compared to $3.6 million in the second quarter of 2014 due to the acquisition of MEGTEC on June 20, 2014.

GAAP operating income for the second quarter of 2015 increased $1.7 million to $4.9 million compared to $3.2 million in the prior year period primarily due to increased revenues. GAAP operating income for the second quarter of 2015 also included $9.0 million of non-cash facility and equipment impairments primarily related to the close-out of a carbon capture and storage research program, as well as $5.3 million of restructuring costs related to margin improvement and $0.9 million in spin-related costs. Excluding these charges and a $1.3 million allocation for the discontinued Nuclear Energy operation that was transferred to BWX Technologies as part of the spin, adjusted operating income increased 71% in the second quarter of 2015 to $21.4 million, compared to adjusted operating income of $12.5 million in the second quarter of 2014.

Second quarter 2015 gross profit in the Global Power segment increased $7.2 million from the same period last year to $26.7 million, attributable to the increased segment revenues. The Global Services segment reported a gross profit of $46.3 million in the second quarter of 2015, which was $2.0 million less than the gross profit of $48.4 million in the prior year second quarter due to the effects of operations and maintenance activities. Gross profit in the Industrial Environmental segment was $8.9 million in the second quarter of 2015 as a result of the MEGTEC acquisition.

“With the spin behind us, we will increase our focus on execution of our strategy to improve profitability and grow the company,” continued Mr. Ferland. “We will continue to drive margins, expand globally and look for smart acquisitions. We have teams working each of the three elements of our strategy while our day-to-day operations work to exceed customer expectations.”

Liquidity and Debt

The Company’s cash and investments position, net of restricted cash, was $307.6 million at the end of the second quarter of 2015. This consolidated cash position includes $175.7 million in non-U.S. cash. On June 30, 2015, the Company closed on a new $600 million credit facility. At June 30, 2015, we had no borrowings outstanding under the revolving credit facility, and after giving effect to the leverage ratio and $109.1 million in letters of credit issued under the new credit agreement, we had approximately $383.9 million available for borrowings or to meet letter of credit requirements.

Share Repurchase Program

As noted above, the Board has authorized the repurchase of up to $100 million of common stock. The Company may utilize various methods to effect the repurchases, and the timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.

2015 Outlook

The Company affirmed its guidance for key financial benchmarks for 2015:

  Consolidated revenue is expected to increase to approximately $1.7 billion through a combination of core growth and the full year of the MEGTEC acquisition;
  Adjusted EPS of $1.10 to $1.30 excluding mark-to-market adjustment for pension and post-retirement benefits, spin-related transaction costs and restructuring charges; and
  Adjusted tax rate for 2015 is expected to be in the range of 32% to 34%.

Conference Call to Discuss Second Quarter 2015 Results

Date:	Wednesday, August 5, 2015, at 8:30 a.m. EDT
Live Webcast:	Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to backlog, to the extent they may be viewed as an indicator of future revenues; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2015; and our projected operating margin improvements, savings and restructuring costs. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, disruptions experienced with customers and suppliers; the inability to successfully operate independently following the spin-off; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog; and the timing and amount of repurchases of our common stock, if any. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including the information statement on Form 10 and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W

Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 6,000 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(in $ millions, except per share amounts)

	Three Months Ended June 30, 2015
				NE Sgmt
	GAAP	Impairments	Restructuring	Allocation	Spin Costs	Non-GAAP

Operating Income (Loss)	$4.9	$9.0	$5.3	$1.3	$0.9	$21.4
Other Income / (Expense)	0.2	-	-	-	-	0.2
Income Tax (Expense) / Benefit	(0.9)	(3.4)	(1.9)	(0.3)	(0.3)	(6.9)
Net Income (Loss)	$4.1	$5.6	$3.5	$1.0	$0.6	$14.7
Net Loss Attributable to Non-Controlling Interest	(0.1)	-	-	-	-	(0.1)
Net Income from Continuing Operations	$4.1	$5.6	$3.5	$1.0	$0.6	$14.6

Diluted EPS - Continuing Operations	$0.08	$0.10	$0.06	$0.02	$0.01	$0.27

Tax Rate	18.2%					31.9%

	Three Months Ended June 30, 2014
				MEGTEC
			NE Sgmt	Acquisition
	GAAP	Restructuring	Allocation	Costs	Non-GAAP

Operating Income (Loss)	$3.2	$7.5	$1.3	$0.5	$12.5
Other Income / (Expense)	0.3	-	-	-	0.3
Income Tax (Expense) / Benefit	(1.8)	(2.6)	(0.5)	(0.2)	(5.0)
Net Income (Loss)	$1.6	$5.0	$0.9	$0.3	7.8
Net Loss Attributable to Non-Controlling Interest	(0.1)	-	-	-	(0.1)
Net Income from Continuing Operations	$1.5	$5.0	$0.9	$0.3	7.7

Diluted EPS - Continuing Operations	$0.03	$0.09	$0.02	$0.01	$0.14

Tax Rate	53.3%				39.2%

	Six Months Ended June 30, 2015
				NE Sgmt
	GAAP	Impairments	Restructuring	Allocation	Spin Costs	Non-GAAP

Operating Income (Loss)	$22.2	$9.0	$7.7	$2.7	$0.9	$42.4
Other Income / (Expense)	(0.1)	-	-	-	-	(0.1)
Income Tax (Expense) / Benefit	(6.6)	(3.4)	(2.7)	(0.7)	(0.3)	(13.8)
Net Income (Loss)	$15.5	$5.6	$4.9	$2.0	$0.6	$28.5
Net Loss Attributable to Non-Controlling Interest	(0.1)	-	-	-	-	(0.1)
Net Income from Continuing Operations	$15.4	$5.6	$4.9	$2.0	$0.6	$28.4

Diluted EPS - Continuing Operations	$0.29	$0.10	$0.09	$0.04	$0.01	$0.53

Tax Rate	29.9%					32.6%

	Six Months Ended June 30, 2014
				MEGTEC
			NE Sgmt	Acquisition
	GAAP	Restructuring	Allocation	Costs	Non-GAAP

Operating Income (Loss)	$7.7	$9.0	$2.7	$0.5	$19.8
Other Income / (Expense)	2.0	-	-	-	2.0
Income Tax (Expense) / Benefit	(0.8)	(3.1)	(0.9)	(0.2)	(5.0)
Net Income (Loss)	$8.9	$5.9	$1.8	$0.3	16.9
Net Loss Attributable to Non-Controlling Interest	(0.2)	-	-	-	(0.2)
Net Income from Continuing Operations	$8.7	$5.9	$1.8	$0.3	16.7

Diluted EPS - Continuing Operations	$0.16	$0.11	$0.03	$0.01	$0.30

Tax Rate	8.6%				22.7%

(1) May not foot due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands, except per share amounts)

Revenues	$437,485	$327,379	$834,640	$639,457
Costs and expenses:
Cost of operations	355,601	258,351	669,359	513,578
Research and development costs	3,962	4,281	8,480	8,293
Losses on asset disposals and impairments, net	9,009	1,457	9,027	1,457
Selling, general and administrative expenses	59,709	53,040	116,802	102,252
Special charges for restructuring activities	5,312	7,513	7,666	8,991
Total costs and expenses	433,593	324,642	811,334	634,571
Equity in income of investees	967	433	(1,104)	2,799

Operating income	4,859	3,170	22,202	7,685

Other income (expense):
Interest income	126	48	282	677
Interest expense	(144)	(84)	(284)	(204)
Other – net	201	323	(110)	1,554
Total other income (expense)	183	287	(112)	2,027

Income from continuing operations before provision for income taxes	5,042	3,457	22,090	9,712
Provision for income taxes	919	1,841	6,611	833
Income from continuing operations	4,123	1,616	15,479	8,879
Income from discontinued operations, net of tax	1,418	3,397	2,803	7,339
Net income	5,541	5,013	18,282	16,218

Net income attributable to noncontrolling interest	(54)	(77)	(106)	(193)
Net Income attributable to Babcock & Wilcox Enterprises, Inc.	$5,487	$4,936	$18,176	$16,025

Amounts attributable to Babcock & Wilcox Enterprises, Inc.
Income from continuing operations	$4,069	$1,539	$15,373	$8,686
Income from discontinued operations, net of tax	1,418	3,397	2,803	7,339
Net income attributable to Babcock & Wilcox Enterprises, Inc.	$5,487	$4,936	$18,176	$16,025

Basic earnings per common share:
Continuing operations	$0.08	$0.03	$0.29	$0.16
Discontinued operations	0.02	0.06	0.05	0.13
Basic earnings per common share	$0.10	$0.09	$0.34	$0.29
Diluted earnings per common share:
Continuing operations	$0.08	$0.03	$0.29	$0.16
Discontinued operations	0.02	0.06	0.05	0.13
Diluted earnings per common share	$0.10	$0.09	$0.34	$0.29

Shares used in the computation of earnings per common share:
Basic	53,560	54,883	53,474	55,051
Diluted	53,787	55,058	53,680	55,251

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$307,562	$218,659
Restricted cash and cash equivalents	35,538	26,311
Investments	5,098	1,607
Accounts receivable – trade, net	233,836	265,456
Accounts receivable – other	40,385	36,147
Contracts in progress	125,160	107,751
Inventories	97,113	98,711
Deferred income taxes	36,568	36,601
Other current assets	16,391	11,347
Current assets of discontinued operations	-	46,177
Total current assets	897,651	848,767

Property, plant and equipment	324,165	335,761
Less accumulated depreciation	(179,916)	(200,525)
Net property, plant and equipment	144,249	135,236

Investments	1,111	214
Goodwill	202,398	209,277
Deferred income taxes	123,576	115,111
Investments in unconsolidated affiliates	100,804	109,248
Intangible assets	40,915	50,646
Other assets	26,695	9,227
Non-current assets of discontinued operations	-	38,828
TOTAL ASSETS	$1,537,399	$1,516,554

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets (continued)

	June 30,	December 31,
	2015	2014
	(Unaudited)
	(In thousands, except share
	and per share amounts)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$3,222	$3,215
Accounts payable	147,885	160,606
Accrued employee benefits	41,627	39,464
Advance billings on contracts	168,946	148,098
Accrued warranty expense	36,995	37,735
Accrued liabilities – other	49,216	54,827
Current liabilities of discontinued operations	-	44,145
Total current liabilities	447,891	488,090

Accumulated postretirement benefit obligation	29,103	28,347
Pension liability	246,366	253,763
Other liabilities	40,097	42,929
Non-current liabilities of discontinued operations	-	15,988
Total liabilities	$763,457	$829,117

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 200,000,000 shares; issued 53,719,878 and 0 shares at June 30, 2015 and December 31, 2014, respectively	537	-
Preferred stock, par value $0.01 per share, authorized 20,000,000 shares; No shares issued	-	-
Capital in excess of par value	782,692	-
Retained earnings	-	-
Accumulated other comprehensive income	(10,407)	10,374
Former net parent investment	-	676,036
Stockholders’ equity – Babcock & Wilcox Enterprises, Inc.	772,822	686,410

Noncontrolling interest	1,120	1,027
Total Stockholders’ equity	773,942	687,437
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,537,399	$1,516,554

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows

	Six Months Ended
	June 30,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$18,282	$16,218
Non-cash items included in net income:
Depreciation and amortization	21,458	11,307
Income of equity method investees, net of dividends	2,292	(240)
Losses on asset disposals and impairments	10,607	1,457
Recognition of losses for pension and postretirement plans	200	250
Excess tax benefits from stock-based compensation	-	(12)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	31,332	30,400
Accounts payable	(11,369)	(50,150)
Contracts in progress and advance billings on contracts	5,170	(69,580)
Inventories	663	4,503
Income taxes	(2,075)	5,911
Accrued and other current liabilities	(7,735)	4,360
Pension liability, accrued postretirement benefit obligation and employee benefits	(7,237)	(14,745)
Other, net	(5,958)	2,390
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$55,630	$(57,931)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents	1,307	4,420
Purchases of property, plant and equipment	(15,215)	(5,499)
Acquisition of business, net of cash acquired	-	(127,098)
Purchase of intangible assets	-	(722)
Purchases of available-for-sale securities	(4,919)	(2,844)
Sales and maturities of available-for-sale securities	1,647	7,247
Proceeds from asset disposals	-	(6)
Investment in equity method investees	-	(4,900)
NET CASH USED IN INVESTING ACTIVITIES	$(17,180)	$(129,402)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term borrowing and long-term debt	-	(1,815)
Increase in short-term borrowing	-	733
Net transfers (to) from parent	80,589	215,262
Excess tax benefits from stock-based compensation	-	12
Other	(38)	(223)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$80,551	$213,969

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(4,881)	(4,123)
CASH FLOWS FROM CONTINUING OPERATIONS	114,120	22,513

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating cash flows from discontinued operations, net	(25,194)	(10,302)
Investing cash flows from discontinued operations, net	(23)	(115)
NET CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	$(25,217)	$(10,417)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	88,903	12,096
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	218,659	191,318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$307,562	$203,414

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands)
REVENUES:
Global Power	$157,373	$109,693	$281,259	$219,985
Global Services	236,720	214,086	468,894	415,872
Industrial Environmental	43,392	3,600	84,487	3,600
	$437,485	$327,379	$834,640	$639,457
GROSS PROFIT:
Global Power	$26,676	$19,472	$47,104	$34,719
Global Services	46,308	48,356	99,595	89,960
Industrial Environmental	8,900	1,200	18,582	1,200
	$81,884	$69,028	$165,281	$125,879

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(In millions)
BOOKINGS:
Global Power	$60.3	$261.7	$514.0	$312.1
Global Services	186.9	211.3	408.5	383.3
Industrial Environmental	52.2	N/A	108.0	N/A
	$299.4	$473.0	$1,030.5	$695.3

	As of June 30,
	2015	2014
	(Unaudited)
	(In millions)
BACKLOG:
Global Power	$1,185.0	$868.8
Global Services	1,162.9	$1,263.5
Industrial Environmental	95.7	$83.0
	$2,443.5	$2,215.3

(1) May not foot due to rounding.

CONTACT:
Babcock & Wilcox
Investor Contact:
Leslie Kass, Vice President Investor Relations and Communications, 704-625-4944
investors@babcock.com
or
Babcock & Wilcox
Media Contact:
Ryan Cornell, Public Relations, 330-860-1345
rscornell@babcock.com